Exhibit 5.1

Sarah Sellers

+1 212 479 6370

SSellers@cooley.com

August 18, 2022

Rigetti Computing, Inc.

775 Heinz Avenue

Berkeley, CA, 94710

Re:	Rigetti Computing, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Rigetti Computing, Inc., a Delaware corporation (the “Company”), in connection with the filing of Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (as amended, the “Registration Statement”) with the Securities and Exchange Commission covering the registration of the reoffer and resale of up to 4,307,015 shares (the “Reoffer Prospectus Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) up to 44,917 shares of Common Stock previously issued pursuant to the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “Plan”) and (b) up to 4,262,098 shares of Common Stock issuable upon vesting and settlement of restricted stock units pursuant to the Plan (the “RSU Shares”), by the selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plan, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the approval of the Plan by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.

COOLEY LLP    55 HUDSON YARDS    NEW YORK, NY    10001-2157

T: (212) 479-6000    F: (212) 479-6275    COOLEY.COM

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Reoffer Prospectus Shares, other than the RSU Shares, are validly issued, fully paid and non assessable. The RSU Shares, when issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,

COOLEY LLP

By:	/s/ Sarah Sellers
Sarah Sellers

COOLEY LLP    55 HUDSON YARDS    NEW YORK, NY    10001-2157

T: (212) 479-6000    F: (212) 479-6275    COOLEY.COM